THESTREET.COM, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Employment Agreement"), dated as of August 2007, by and between TheStreet.com, Inc., a Delaware corporation (the "Company" or "TheStreet.com''), and David Morrow ("Morrow").

WHEREAS, the Company desires that Morrow enter into this Employment Agreement, and Morrow desires to enter into this Employment Agreement, on the terms and conditions set forth herein;

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Duties and Term.

The Company agrees to employ Morrow and Morrow agrees to be so employed in the position of Editor-in-Chief. Morrow agrees to perform such duties, functions and responsibilities as are generally incident to such position (which shall include all of the Company’s editorial content, including multimedia, and such content as is added to the Company’s business during the Term) reporting to and subject to the direction of the Chief Executive Officer; for a period commencing on August 23, 2007 (the “Commencement Date") and ending on August 23, 2009, unless sooner terminated in accordance with Section 4 hereof. The Employment Agreement shall be renewed automatically for an additional one-year period unless the Company or Morrow gives notice to the other party hereto not less than ninety (90) days prior to August 23, 2009 of its or his election not to re-new the Employment Agreement, in which event the Employment Agreement shall ter-minate on such date. The period of employment under this Employment Agreement, as renewed or earlier terminated pursuant to Section 4 below, shall be referred to in this Employment Agreement as the “Term.” Morrow agrees to perform faithfully the duties assigned to him pursuant to this Employment Agreement to the best of his abilities and to devote all of his business time and attention to the Company's business, Morrow shall be subject to all 1aws, rules, regulations and policies as are from time to time applicable to employees of the Company and of which he has received written notice including TheStreet.com's Policy on Investments, and will be required to comply fully with the provisions of all such written supervisory procedures and other relevant securities and disciplinary policies relevant to his position with the Company.

Section 2. Compensation.

(a) Annual Salary. As compensation for his services hereunder, during the Term the Company shall pay to Morrow a salary of not less than Two Hundred and Thirty-Five Thousand Dollars ($235,000) per annum, payable in accordance with the Company's standard payroll policies, and less all applicable federal, state and local withholding taxes (the "Annual Salary"). The Annual Salary shall be reviewed at least annually during the Term at the end of each calendar year and may be increased in the sole discretion of the Company's Chief Executive Officer and the Compensation Committee of the Company's Board of Directors (the "Board"); taking into consideration both the Company's and Morrow's performance during the preceding year.

(b) Bonus. Except as set forth in Section 4 hereof, in addition to the Annual Salary, Morrow shall be entitled to receive additional bonus compensation under the Company's 2007 Performance Incentive Plan (the "Plan"), payable at year end or shortly thereafter, which may be cash and/or equity compensation, for his employment during each calendar year of the Term (the "Annual Bonus"). Morrow's Annual Bonus will be calculated in accordance with the formulas specified in the Agreement for Grant of Cash Performance Award Under 2007 Performance Incentive Plan which is attached hereto as Exhibit A and incorporated herein by reference. Each calendar year of the Term the Company will issue a new Agreement for Grant of Performance Based Award as determined by the Compensation Committee of the Board of Directors. Nothing contained in this paragraph shall deprive Morrow any rights otherwise specified in the Plan.

(c) In addition to the Annual Salary and the Annual Bonus, Morrow may, in the discretion of the Compensation Committee of the Company's Board of Directors, be granted awards under the Plan on an annual or other basis as compensation for the performance of his services hereunder.

Section 3. Benefits: Expense Reimbursement.

During the Term, Morrow shall be eligible to participate in any group insurance, accident, sickness and hospitalization insurance, and any other employee benefit plans of the Company in effect during the Term and available to the Company's executive officers, and Morrow shall have the right to reimbursement upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties hereunder. In addition. during each year of the Term, Morrow shall be entitled to four (4) weeks of paid vacation and personal and sick days in accordance with the Company’s policy or customary practices applicable to executive officers.

Section 4. Employment Termination.

(a) At any time during the Term, and except as otherwise provided in Sec-tions 4(b) and 4(c) hereof the Company shall only have the right to terminate this Em-ployment Agreement and Morrow’s employment with the Company hereunder, upon written notice to Morrow, in the event Morrow engages in conduct which constitutes “Cause." For purposes of this Employment Agreement, Cause shall mean (i) Morrow's willful misconduct or gross negligence in the performance of his obligations under this Employment Agreement, (ii) dishonesty or misappropriation by Morrow relating to the Company or any of its funds, properties, or other assets, (iii) unexcused, repeated or prolonged absence from work by Morrow (other than as a result of, or in connection with, a disability or other permitted cause), (iv) any unauthorized disclosure by Morrow of confidential or proprietary information of the Company, which is reasonably likely to result in material harm to the Company, (v) a conviction of Morrow (including entry of a guilty or nolo contendere plea) involving fraud, dishonesty, moral turpitude, or involving a violation of federal or state securities laws or (vi) other breach by Morrow of this Employment Agreement and such failure or breach is not cured, to the extent cure is possible, by Morrow within thirty (30) days after receipt of written notice thereof from the Company to Morrow or, if cure is not practicable within such period, if Morrow does not commence such cure and complete the same in a reasonable time. If this Employment Agreement and Morrow's employment with the Company hereunder is terminated for Cause, or if Morrow voluntarily resigns from the Company without Good Reason during the Term, the Company shall pay Morrow an amount equal to all earned but unpaid portions of the Annual Salary, unused vacation days and any amounts equal to the short term bonus compensation awards under the Plan that were calculated and communicated as final to Morrow through the date of termination, and following any such termination, Morrow shall not be entitled to receive any other compensation or benefits from the Company hereunder.

(b) This Employment Agreement and Morrow's employment with the Company hereunder may also be terminated by the Company without Cause, or by Morrow upon the occurrence of an event constituting Good Reason. For purposes of this Employment Agreement, "Good Reason" shall mean (i) the failure of the Company to cure a material adverse change made by it in Morrow's functions, duties or responsibilities in his positions with the Company as provided in this Employment Agreement, or (ii) a reduction in the Annual Salary during the Term, or (iii) the failure of the Company to cure any other material breach of this Employment Agreement, or (iv) in connection with the occurrence of a Change of Control, there is a significant reduction of Morrow's authority, duties or responsibilities relative to his authority, duties or responsibilities in effect immediately prior to such reduction; provided. however, that the foregoing provision shall not include a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, if Morrow is not appointed as Editor-in-Chief of the acquiring corporation, but continues to have a substantially similar scope and level of responsibility over the affairs of the Company following such Change of Control), or (v) Morrow's relocation by the Company or a successor thereto to a location more than fifty (50) miles from either the Company's current headquarters or Morrow's home address in Brooklyn, New York, provided that, in the case of (i), (ii), or (iii) above, the Company has failed to cure the event constituting Good Reason within thirty (30) days following written notice thereof from Morrow.

In the event that Morrow's employment is terminated by the Company without Cause, or by Morrow with Good Reason, then the Company shall pay or provide to Morrow, as his sole and exclusive remedy hereunder, upon delivery by Morrow to the Company of a customary release, including a non-defamation provision, (A) an amount equal to all earned but unpaid portions of the Annual Salary, unused vacation days and any amounts equal to the short term bonus compensation awards under the Plan that were calculated and communicated as final to Morrow through the date of termination, (B) group life, disability, sickness, hospitalization and accident insurance benefits equivalent to those to which Morrow would have been entitled if he had continued working for the Company for the greater of the balance of the Term or an additional twelve (12) month period, and (C) the Annual Salary to the same extent to which Morrow would have been entitled if he had continued working for the Company for the greater of the balance of the Term and an additional twelve (12) month period. Notwithstanding the provisions of Section 1 above, the “balance of the Term” as used in this paragraph shall mean the original Term as renewed or extended without regard to the termination provided for herein.

The benefits continuation and salary payments provided for above shall be contingent upon Morrow's continued compliance with Sections 5 and 6 hereof and, after the twelfth (12) month of the severance period shall be reduced, if any severance payments remain by the corresponding benefits amounts and amounts of cash compensation and any publicly traded or freely tradable securities compensation (including, without limitation, securities that will become freely tradable after a restrictive or vesting period) actually received by Morrow after the twelfth (12) month of the severance period. Additionally, the benefits continuation provided for in (B) above shall terminate upon Morrow's becoming eligible for corresponding benefits in connection with new employment. Except as set forth above, Morrow shall not be entitled to receive any other compensation or benefits from the Company hereunder.

(c) This Employment Agreement and Morrow's employment with the Company hereunder shall terminate immediately and automatically upon (i) the death or Disability (as defined below) of Morrow, (ii) the liquidation or dissolution of the Company or other shutdown of the business then conducted by the Company, or (iii) the expiration of the Term. For purposes of this Employment Agreement, "Disability" shall mean physical or mental incapacity of a nature which prevents Morrow, in the good faith and reasonable judgment of the Company's Board of Directors, from performing his duties under this Employment Agreement for a period of 90 consecutive days or 150 days during any year with each year under this Employment Agreement commencing on each anniversary of the date hereof. If this Employment Agreement and Morrow's employment with the Company hereunder is terminated on account of (i) or (ii) above, then the Company shall pay Morrow, or his estate, conservator or designated beneficiary, as the case may be, an amount equal to (A) all earned but unpaid portions of the Annual Salary, unused vacation days and any amounts equal to the short term bonus compensation awards under the Plan that were calculated and communicated as final to Morrow through the date of termination, and following any such termination, neither Morrow, nor his estate, conservator or designated beneficiary, as the case may be, shall be entitled to receive any other compensation or benefits from the Company hereunder.

(d) Upon the termination of this Employment Agreement pursuant to Section 4 hereof the Company shall have no further obligations under this Employment Agreement; provided, however, that Sections 5 through 8 hereof shall survive and remain in full force and effect.

Section 5. Non-Competition. Except in the event of a termination of Morrow's employment hereunder by the Company without Cause or by Morrow for Good Reason:

(a) Morrow hereby agrees that, during the period from the Commencement Date through the end of the first twelve (12) months after the cessation of Morrow's employment with the Company, he will not engage in "Competition" with the Company. For purposes of this Employment Agreement, Competition by Morrow shall mean Morrow’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States, or in any other geographic area in which the Company operates or with respect to which the Company provides financial news and commentary coverage (or from which such other business or organization provides financial news and commentary coverage of the United States), which engages in a business that competes with any business in which the Company or any subsidiary is engaged (a “Competing Business”); provided however, that, notwithstanding the foregoing, it shall not be a violation of this Section 5(a) for Morrow to become the registered or beneficial Owner of up to three percent (3%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Morrow does not otherwise participate in the business of such corporation.

(b) Morrow hereby agrees that, during the period from the Commencement Date through the end of the first twelve (12) months after the cessation of Morrow's employment with the Company, he will not solicit for employment or hire, in any business enterprise or activity, any person who was employed by the Company during the Term.

Section 6. Confidentiality and Intellectual Property.

(a) Except as otherwise provided in this Employment Agreement, at all times during and after the Term, Morrow shall keep secret and retain in strictest confidence, any and all confidential information relating to the Company, and shall use such confidential information only in furtherance of the performance by him of his duties to the Company and not for personal benefit or the benefit of any interest adverse to the Company's interests. For purposes of this Employment Agreement, "confidential information" shall mean any information, including, without limitation, plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company’s current business or future business contemplated during the Term, or that relates to the products or services offered or contemplated during the Term to be offered by the Company or the development thereof and any information received from others that the Company is obligated to treat as confidential or proprietary provided that such confidential information shall not include any information that (a) has become generally available to the public other than as a result of a disclosure by Morrow, or (b) was available to or became known to Morrow prior to the disclosure of such information on a non-confidential basis without, to Morrow’s knowledge, breach of any duty of confidentiality from any party to the Company, and shall not disclose such confidential information to any Person other than the Company, except as may be required by law or court or administrative order (in which event Morrow shall so notify the Company as promptly as practicable). Upon termination of the Term for any reason, Morrow shall return to the Company all copies, reproductions and summaries of confidential information in his possession and erase the same from all media in his possession, and, if the Company so requests, shall certify in writing that he has done so. All confidential information is and shall remain the property of the Company as applicable (or, in the case of information that the Company received from a third party which it is obligated to treat as confidential, then the property of such third party).

(b) All Intellectual Property (as hereinafter defined) and Technology (as hereinafter defined) created, developed, obtained or conceived of by Morrow during the Term, and all business opportunities presented to Morrow during the Term, shall be owned by and belong exclusively to the Company, provided that they reasonably and principally relate to any of the business of the Company on the date of such creation, development, obtaining or conception, and Morrow shall (i) promptly disclose any such Intellectual Property, Technology or business opportunity to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Employment Agreement, the term "Intellectual Property" means and includes any and all trademarks, trade names, service marks, service names, patents, copyrights, and applications therefore, and the term "Technology” means and includes any and all trade secrets, proprietary information, inventions, discoveries, know-how, formulae, processes and procedures.

Section 7. Covenants Reasonable.

The parties acknowledge that the restrictions contained in Sections 5 and 6 hereof are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Employment Agreement, without receiving the additional consideration offered by Morrow in binding himself to any of these restrictions. In the event of a breach or threatened breach by Morrow of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Morrow from such breach or threatened breach; provided however. that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

Section 8. No Third Party Beneficiary.

This Employment Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person, other than the parties hereto or their permitted assigns. "Person" shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association; trust or other unincorporated organization or entity.

Section 9. Notices.

Unless otherwise provided herein, any notice; exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt, or mailed by regjstered or certified mail (return receipt requested), to the party to whom it is given at such party's address set forth below such party's name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

Section 10. Representations.

The Company hereby represents and warrants that the execution and delivery of this Employment Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.

Section 11. Amendment.

This Employment Agreement may be amended only by a written agreement signed by the parties hereto.

Section 12. Assignment, Delegation and Binding Effect.

Neither party may assign any of its rights or delegate any performance under this Employment Agreement without the prior written consent of the other, provided, however, that, subject to the following paragraph, the Company may assign this Employment Agreement without Morrow's prior written consent (i) in connection with any merger, consolidation, any sale of all or substantially all of the Company's assets or any other transaction in which more than fifty percent (50%) of the Company's voting securities are transferred; or (ii) to any subsidiary, affiliate, joint venture, partnership or limited liability company in which the Company has a majority interest. Any purported assignment of rights or delegation of per-formance in violation of this Section is void. None of Morrow's rights under this Employment Agreement shall be subject to any encumbrances or the claims of Morrow's creditors.

This Employment Agreement shall bind and benefit the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company (provided that a successor by way of acquisition of assets shall have undertaken in writing to assume the obligations of the Company hereunder).

Section 13. Governing Law.

This Employment Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions.

Section 14. Severabi1ity.

If any provision of this Employment Agreement, including those contained in Sections 5 and 6 hereof, shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Employment Agreement, including those contained in Sections 5 and 6 hereof, shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Employment Agreement invalid, illegal or unenforceable in any way.

Section 15. Execution in Counterparts.

This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

Section 16. Entire Agreement.

This Employment Agreement, together with Exhibit A, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 17. Titles and Headings.

Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Employment Agreement.

Section 18. Conflicts of Interest.

Morrow specifically covenants, warrants and represents to the Company that he has the full, complete and entire right and authority to enter into this Employment Agreement that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any corporation, partnership, firm, company, joint venture or other entity or other Person which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to this Employment Agreement that he is not in possession of any document or other tangible property of any other Person of a confidential or proprietary nature which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to his Employment Agreement, and that he is fully ready, willing and able to perform each and all of his duties, obligations and responsibilities to the Company pursuant to this Employment Agreement.

Section 19. Consent to Jurisdiction.

Morrow and the Company each hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York in any action or proceeding to enforce the provisions of this Employment Agreement; and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

Section 20. Section 409A.

(a) Notwithstanding any provision of this Employment Agreement to the contrary, if Morrow is a "specified employee" as defined under Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder, Morrow shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six months after his termination of employment for any reason other than death or (it) the date of his death. The provisions of this Section 20(a) shall only apply if required to comply with Section 409A.

(b) If any provision of this Employment Agreement (or of any award of compensation, including equity compensation or benefits) would cause Morrow to incur any additional tax or interest under Section 409A, the parties agree to negotiate in good faith to reform such provision in such manner as to maintain, to the maximum extent practicable, the original intent and economic terms of the applicable provision without violating the provisions of Section 409A.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.NC.

/s/ David Morrow
David Morrow
838 President Street Place Apt. #2
Brooklyn, NY 11217

THESTREET.COM. INC.

By:	/s/ Thomas J. Clarke, Jr.
Thomas J. Clarke, Jr.
Chief Executive Officer

14 Wall Street
15th Floor
New York. NY 10005 Telephone
No.: (212) 321-5000 Fax No.: (212) 321-5014